UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2020

Minerva Neurosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36517	26-0784194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1601 Trapelo Road Suite 286 Waltham, MA	02451
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (617) 600-7373

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NERV	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 9, 2020, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Minerva Neurosciences, Inc. (the “Company”) adopted a retention program for certain of its key employees, pursuant to which the Company will provide cash and equity incentives designed to retain such employees, including its executive officers (the “Retention Program”).

Under the Retention Program (i) each participant will be eligible to receive a guaranteed cash retention bonus for the year ended December 31, 2020 equal to 120% (or 100% for the Company’s Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”)) of such participant’s current target annual bonus for 2020 (paid in lieu thereof), subject to continued employment through the earlier of (a) January 2, 2021 and (b) the date the Company generally pays bonuses for 2020; (ii) each participant other than the CEO and the CFO will be eligible to receive a guaranteed cash retention bonus equal to 50% of the participant’s target bonus for 2021 (which target bonus will be no less than such participant’s target bonus for 2020) to be paid on July 31, 2021, subject to continued employment through such date, and provided that any such payment will be credited against any bonus that may otherwise be due to such participant in the future, including any bonus that may be due pursuant to severance benefits (the remainder of any 2021 bonus will be paid at the sole discretion of the Company based on a variety of factors including, but not limited to, achievement of set objectives or as otherwise directed by the Board); (iii) each participant will be eligible to receive a cash bonus equal to 30% (or 100% for the CEO and CFO) of such participant’s current target annual bonus for 2020 in the event that the Company, on or before March 31, 2021, achieves certain pre-defined strategic objectives as judged by the Board in its sole discretion, subject to continued employment through such achievement; and (iv) a grant of stock options effective October 13, 2020 under the Company’s Amended and Restated 2013 Equity Incentive Plan (the “Plan”) to purchase shares of the Company’s common stock (200,000 for the CEO, 140,000 for the CFO, 100,000 for the Sr. VP of Research and Development, and 85,000 for other executive officers), with an exercise price equal to $3.50, the fair market value of the common stock on the grant date, 1/3 of which will vest on December 31, 2021, with the remainder vesting on December 31, 2022, in each case subject to continuous service (as defined in the Plan) through such date. The Retention Program also provides for the payment of severance for non-executive employees in the event of termination by the Company without cause and not by reason of disability, comprised of (i) six months’ salary, (ii) up to six months of COBRA premiums, and (iii) immediate vesting of any outstanding and unvested awards that would have vested in the six months following termination. Such severance payments will be conditioned upon execution of a general release of claims and continued compliance under confidentiality and other agreements with the Company. The Retention Program did not modify the existing severance benefits payable to executives under the terms of their respective employment agreements.

The Company intends to enter into individual letter agreements with each concerned employee, including its executive officers, in order to memorialize the individual terms of each such employee’s retention benefits under the Retention Program.

The foregoing summary of the material terms of the Retention Program benefits payable to the Company’s executive officers does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of each executive officer’s letter agreement. The Company intends to file copies of such agreements with its Quarterly Report on Form 10-Q for the quarter ending September 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 14, 2020

MINERVA NEUROSCIENCES, INC.

By:	/s/ Geoffrey Race
Name:	Geoffrey Race
Title:	Executive Vice President, Chief Financial Officer and Chief Business Officer